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                                                                     Exhibit 3.2

                               AMENDING AGREEMENT

                  THIS AGREEMENT dated as of the 3rd day of June, 2003 between TD SECURITIES INC. ("TD") and ROGERS COMMUNICATIONS INC. ("Rogers") witnesses that:

                  WHEREAS TD, Scotia Capital Inc., CIBC World Markets Inc., RBC Dominion Securities Inc. ("RBC") and Griffiths McBurney & Partners (collectively, the "Underwriters") entered into an underwriting agreement (the "Underwriting Agreement") dated May 28, 2003 with Rogers in connection with the issuance and sale by Rogers to the Underwriters of 12,722,647 Class B Non-Voting Shares (the "Shares") of Rogers;

                  AND WHEREAS the parties hereto wish to amend the Underwriting Agreement as set forth herein;

                  AND WHEREAS pursuant to Section 15 of the Underwriting Agreement any agreement, waiver, order, notice (other than a notice pursuant to Section 9 of the Underwriting Agreement), direction, receipt or other action to be made, given or taken by the Underwriters under the Underwriting Agreement may be made or given by TD on behalf of each of the Underwriters;

                  NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

1. CAPITALIZED TERMS AND SECTION REFERENCE. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

2. AMENDMENT. Section 10 of the Underwriting Agreement is hereby amended to increase the obligation of TD to 44.5% and to decrease the obligation of RBC to 10.0%, so that each of the Underwriters shall be severally obligated to purchase only the percentage of the aggregate number of Shares set opposite its name as follows:


                  TD Securities Inc.                 44.5%
                  Scotia Capital Inc.                30.0%
                  CIBC World Markets Inc.            12.0%
                  RBC Dominion Securities Inc.       10.0%
                  Griffiths McBurney & Partners       3.5%


3. UNDERWRITING AGREEMENT REMAINS IN FULL FORCE AND EFFECT. Except as specifically amended hereby, all of the provisions of the Underwriting Agreement shall remain in full force and effect, and shall not be amended by this Agreement.
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                  IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.


                                     TD SECURITIES INC.


                                     By: /s/ Jeremy Walker
                                         Name: Jeremy Walker
                                         Authorized Signatory



                                     ROGERS COMMUNICATIONS INC.


                                     By: /s/ Alan D. Horn
                                         Name: Alan D. Horn
                                         Authorized Signatory


                                     By: /s/ Lorraine Daly
                                         Name: Lorraine Daly
                                         Authorized Signatory